Wells Fargo Funds Management, LLC

525 Market Street, 12th Floor

San Francisco, CA 94105

Writer’s Direct Dial Number

(415) 947-4612

May 6, 2008

Wells Fargo Funds Trust

525 Market Street

San Francisco, California 94105

Re:	Shares of Beneficial Interest of Wells Fargo Funds Trust

Ladies and Gentlemen:

I am Senior Counsel of Wells Fargo Funds Management, LLC, adviser and administrator to the Wells Fargo Advantage Funds. I have acted as counsel to Wells Fargo Funds Trust, a Delaware statutory trust (“Funds Trust”), in connection with the issuance and sale of shares by the Wells Fargo Advantage Funds.

I refer to the Registration Statement on Form N-14 (SEC File No. 333-150005) (the “Registration Statement”) of Wells Fargo Funds Trust relating to the transaction contemplated by each Agreement and Plan of Reorganization, (each, a “Plan”), by and between Funds Trust, for itself and on behalf of its series listed as Acquiring Funds (each as listed, identified and defined in each Plan).

I have been requested by the Trust to furnish this opinion as Exhibit (11) to the Registration Statement.

Capitalized terms used herein without definition have the meanings given such terms in each Plan.

Based upon and subject to the foregoing, I am of the opinion that:

(a)            the shares of the Acquiring Funds to be delivered as provided for by each Plan are duly authorized and upon delivery will be validly issued, fully paid and non-assessable by Funds Trust.

Sincerely,

/s/ Karin L. Brotman
Karin L. Brotman
Senior Counsel